                                                                  Exhibit 10.7.3

                                AMENDMENT NO. 2
                                       TO
                               PURCHASE AGREEMENT

THIS AMENDMENT NO. 2 ("Amendment") effective as of this 28th day of June, 1999 is made by and between Nortel Networks Inc., a Delaware corporation, with offices at 4001 E. Chapel Hill-Nelson Highway, Research Triangle Park, North Carolina 27709 ("Nortel Networks") and Telergy Network Services, Inc. (hereinafter "Company") with offices located at One Telergy Parkway, Syracuse, New York 13057.

WHEREAS, the parties entered into a Master Purchase Agreement dated February 27, 1999 for the purchase of various products and services to be used in connection with the communication services, products and networks of Company ("Agreement");

WHEREAS, in order to provide such Products and Services, the parties agree to amend the Agreement as set forth herein.

NOW, THEREFORE, the parties hereto do hereby agree to amend the Agreement as follows:

1. Section 2.2 of the Agreement is hereby deleted and replaced in its entirety as follows:

     During the Term, Company commits to purchase Products and/or Services as identified in Attachment 1 to Product Annex A.1 and Attachment 1 to Product Annex A.2, including any Products and/or Services, agreed upon by the parties, associated with such Products and/or Services as identified in Attachment 1 to Product Annex A.1 and Attachment 1 to Product Annex A.2, to be shipped to the locations specified with the Order ("Sites") in the aggregate amount totaling thirty million dollars ($30,000,000) ("Committed Products") and as long as the Credit Agreement is in effect, Nortel Networks agrees to Accept at least five million dollars ($5,000,000) in Customer Orders for such Committed Products. During each year of the Term the Commitment may be reduced pursuant to Section 3.3. Company commits to purchase a minimum amount of ten million dollars ($10,000,000) of the Committed Products for a total minimum commitment of thirty million dollars ($30,000,000) ("Commitment"). The Committed Products shall be purchased under the terms and conditions of this Agreement and the financing associated with such purchase shall be governed by the provisions of the Credit Agreement. In addition during the Term, Company may purchase up to two hundred million dollars ($200,000,000) of products, such as High Speed service and similar, from Nortel Networks, and if Company should be awarded the such business by the State University of New York, Company agrees that Nortel Networks will be the primary supplier of related products and services.

Except as expressly amended above, all provisions of the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

NORTEL NETWORKS INC.                         TELERGY NETWORK SERVICES, INC.

By: /s/                                      By: /s/ Brian Kelly
    -------------------------------              -------------------------------

Title: VICE PRESIDENT                        Title: CEO
       MARKETING CONTRACTS                          ----------------------------
       ----------------------------

Date: 6/28/99                                Date: 6/25/99
      -----------------------------                -----------------------------



06/24/99                               1